Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Verso Corporation (the “Company”) and B. Christopher DiSantis (“Employee”) as follows:

1.       The parties acknowledge and agree that Employee’s last day of employment with the Company was on April 5, 2019 (the “Termination Date”). As of the Termination Date, Employee shall not be, nor hold himself out as, an employee, agent, or representative of the Company or any of its affiliates. Employee was, and as shall be reflected in Employee’s final paycheck, paid his base salary through the Termination Date, and has received all compensation owed through the Termination Date. Further, on or before the 45-day anniversary of the Termination Date, the Company shall reimburse Employee for any expense reimbursements or other benefits to which Employee is entitled under applicable Company policies and, by the first regular Company payroll date following the Termination Date, the Company will pay Employee for Employee’s accrued, unused vacation days, less applicable taxes, withholdings, and deductions. Employee shall be entitled to any distributions and benefits under the Company’s Retirement Savings Plan for Non- Union Employees, which is a qualified 401(k) plan, the Verso Supplemental Salary Retirement Program, which is a qualified plan, the Executive Retirement Program, and the Deferred Compensation Plan, in accordance with the terms of those plans.

2.       In consideration for signing this Agreement, in full settlement of all compensation and benefits to which Employee would otherwise be entitled, and in exchange for the promises, covenants, release, and waivers set forth herein: (i) the Company will provide Employee with a severance payment equal to twenty-five (25) months base salary, in the total amount of One Million, Eight Hundred and Four Thousand, Six Hundred Eighty Seven Dollars and Fifty Cents ($1,804,687.50) (minus applicable taxes, withholdings, and deductions), payable in substantially equal installments on the Company’s regular payroll dates over the course of twenty-five (25) months, with the first installment to be paid on the Company’s first regularly scheduled payroll date that occurs on or after the Effective Date; (ii) the Company shall pay Employee a prorated portion of Employee’s bonus for Fiscal Year 2019, if any, based on performance at the same level applicable to other senior executive officers and the payable at such time as bonuses are generally paid to senior executives of the Company; (iii) the Company shall reimburse Employee for Employee’s attorney’s fees incurred in connection with the negotiation of this Agreement, up to a maximum of $25,000, and contingent upon the receipt of supporting documentation and reasonable substantiation of such costs and fees in a form reasonably acceptable to the Company; (iv) the Company shall reimburse Employee for the cost of future outplacement assistance in connection with the termination of Employee’s employment with the Company up to a maximum of $25,000, and contingent upon the receipt of supporting documentation and reasonable substantiation of such costs in a form reasonably acceptable to the Company; (v) the Company will pay Employee a monthly amount, equal to the current Company-paid portion of any premiums (grossed up for income taxes) for Employee’s existing healthcare coverage, for Employee’s cost of COBRA (as defined below) continuation coverage for Employee for up to a maximum of 18 months, provided, however that Employee timely applies for COBRA and further provided that such reimbursement shall cease at any time Employee becomes eligible for coverage under another employer’s benefit plan and/or otherwise becomes ineligible for COBRA coverage; and (vi) Employee’s unvested stock units granted February 7, 2017, February 22, 2018, and March 28, 2019, shall vest in accordance with the terms set forth in Section 7(c) of the Verso Corporation Performance Incentive Plan Notice of Management Stock Unit Award between the Company and the Employee, which are listed in Exhibit A hereto for illustrative purposes (collectively, as to clauses (i)-(vi), the “Payment”). Employee acknowledges that Employee would not be entitled to this Payment (or any portion thereof) but for his execution and non-revocation of this Agreement.

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3.       Employee acknowledges and agrees that the Payment provided to Employee and on Employee’s behalf pursuant to this Agreement: (a) is in full discharge of any and all obligations owed to Employee, monetarily or otherwise, with respect to Employee’s employment; and (b) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Employee acknowledges and agrees that Employee is solely and entirely responsible for the payment and discharge of all federal, foreign, state and local taxes, if any, that Employee owes under any federal, foreign, state, and/or local laws as a result of the payments and other consideration provided pursuant to this Agreement. The Company will make appropriate withholdings from all payments made pursuant to this Agreement. Employee specifically acknowledges and agrees that Employee is not entitled to any bonus with respect to any other year other than as provided in Section 2 above, nor any other salary, wages, commissions, overtime, premiums, paid time off, vacation, sick pay, holiday pay, personal day pay, royalties, equity, phantom equity, carried interest, bonuses, deferred compensation, or other forms of compensation, benefits, fringe benefits, perquisites, interests, or payments of any kind or nature whatsoever (collectively, “Compensation”), except as explicitly provided in this Agreement.

4.       The benefits received by Employee and Employee’s eligible dependents under the Company’s medical plan(s) will cease as of the date provided in the COBRA notice sent to employee under separate cover. Thereafter, pursuant to governing law and independent of this Agreement, Employee will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and any eligible dependents if Employee timely applies for such coverage. Such COBRA coverage will be subject to the provisions of COBRA and the Company’s medical plan(s) which may be modified from time to time. Information regarding Employee’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Employee in a separate mailing.

5.       Employee represents and warrants that: (i) Employee has complied with the terms of Section 2(a) of the Restrictive Covenant Agreement (as defined below) and returned to the Company all property, materials, records, or documents, and all copies thereof, within Employee’s possession or control that belong to the Company or that contain or constitute Protected Information (as defined in the Restrictive Covenant Agreement (as defined below)); (ii) Employee no longer possesses any copies or originals of any of the foregoing, whether in digital, hard copy, or another form; (iii) Employee has permanently deleted all Protected Information from any computers or other electronic storage media Employee owns or uses; and (iv) as of the Termination Date, Employee shall be deemed to have resigned from all offices and directorships Employee holds with the Company or any of its affiliates, and Employee shall promptly execute any documents necessary or desirable to effectuate such resignations. Following compliance with the forgoing, Employee shall be allowed to retain his cell phone and computer, including the information in his contacts and personal calendar to the extent they are truly personal, are not Company property, and do not contain Protected Information (as defined in the Restrictive Covenant Agreement), each as determined by the Company in its reasonable discretion, and provided further that the Company reserves the right to require Employee to present his cell phone and computer for imaging and inspection by the Company to conduct appropriate searches of the devices and confirm the deletion of all Protected Information from such devices (and to delete any remaining Protected Information from such devices).

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6.       In exchange for the consideration provided to Employee pursuant to this Agreement, Employee, on behalf of Employee and all of Employee’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company, Verso Holding LLC, Verso Paper Holding LLC, or any of their respective current, former, or future parents, subsidiaries, affiliates, or related companies (collectively, the “Company Entities”), or any of the Company Entities’ respective current, former, or future directors, officers, general partners, limited partners, managers, members, shareholders, divisions, employees, agents, consultants, contractors, advisors, benefit plans, attorneys, predecessors, successors, assigns, legal representatives, portfolio companies, or investment funds (or the other investment vehicles any of the foregoing manage and/or for which they perform services) (collectively, with the Company Entities, the “Company Parties”), or any of the Company Parties’ respective family members, estates, heirs, or assigns (collectively, with the Company Parties, the “Releasees” and each a “Releasee”), arising at any time prior to the Effective Date, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Employee executes this Agreement, including, but not limited to, that certain employment agreement between Employee and the Company entered into on or about January 10, 2017 (the “Employment Agreement”); (c) Claims arising under any federal, state, foreign, or local law, rule, constitution, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the Delaware Whistleblower’s Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware’s social media law, the Ohio Civil Rights Act, R.C. 4112.01 to 4112.99; Ohio’s equal pay statute, R.C. 4111.17; the Ohio wage payment anti-retaliation statute, R.C. 4111.13; the Ohio Whistleblower’s Protection Act, R.C. 4113.51 to 4113.53; the Ohio Workers’ Compensation anti-retaliation statute, R.C. 4123.90, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (A) any claims that arise after the date Employee executes this Agreement; (B) any claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any claims that cannot be waived or released as a matter of law; and (D) any claims for benefits under the Company qualified and non-qualified pension benefit plans and health and health benefit plans. In exchange for the consideration provided to the Company Parties by Employee pursuant to this Agreement, the Company Parties hereby release and forever waive and discharge any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature that the Company Parties ever had, now have, or might have against Employee based on Employee’s lawful and authorized conduct during the course, and within the scope, of Employee’s employment with the Company. The Parties specifically intend the release of Claims in this Paragraph 6 to be the broadest possible release permitted by law.

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7.       Employee represents that Employee has not filed or caused to be filed any lawsuit, arbitration, or grievance against any of the Releasees in any court or other tribunal. Employee agrees that Employee will not, to the fullest extent permitted by law, sue or file a complaint, grievance, or demand for arbitration in any forum pursuing any claim released under this Agreement, or accept any monetary or other recovery from any of the Releasees in connection with any charge, complaint, grievance, demand, or other action. Employee is not waiving or releasing Employee’s right to file a charge of discrimination with, or participate in an investigation by, the Equal Employment Opportunity Commission or its state or local counterpart, from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Employee is, however, waiving Employee’s right to file a court action or to seek or accept individual remedies or damages, including money or other damages or forms of recovery, from any of the Releasees in connection with any action filed on Employee’s behalf by any such federal, state, or local administrative agency or any other person or entity.

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8.       (a)     Employee acknowledges that he is party to the Employment Agreement, as well as the Restrictive Covenant Agreement between Employee and the Company, entered into and effective on or about February 1, 2017 (the “Restrictive Covenant Agreement”). Employee agrees that (i) the following Sections of the Restrictive Covenant Agreement remain in full force and effect and will continue to bind Employee following the Termination Date in accordance with their terms: Section 2 (Confidentiality), Section 3 (Non-Competition), Section 4 (Non- Solicitation/Non-Hire), Section 5 (Tolling Period of Restrictions), Section 6 (Duty to Show Agreement to Prospective Employer), Section 7 (Representations, Warranties and Acknowledgements), and Section 8 (General); and (ii) the following Sections of the Employment Agreement remain in full force and effect and will continue to bind Employee and the Releasees following the Termination Date in accordance with their terms: Section 7(a) (Severability), Section 7(c) (Successors and Assigns), Section 7(d) (Governing Law), Section 7(h) (Withholding Taxes), Section 7(i) (Survival of Representations, Warranties and Agreements), Section 7(j) (Descriptive Headings), Section 7(k) (Construction), Section 7(m) (Indemnification), and Section 7(n) (Section 409A) (collectively, all of the foregoing, the “Surviving Provisions”). Employee also shall treat this Agreement as Protected Information and shall not disclose any information concerning this Agreement to any person or entity without the prior written consent of the Company. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, the Surviving Provisions, or any other agreement between Employee and the Company, or any Company policy shall be read to prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (A) discussing or disclosing information regarding employee compensation or Employee’s general job duties with the Company, (B) sharing information about this Agreement with Employee’s spouse, attorney, accountant, or financial or other advisor, so long as Employee ensures that such parties maintain the strict confidentiality of this Agreement, (C) apprising any future employer or other person or entity to which Employee provides services of Employee’s continuing obligations to the Company under this Agreement, (D) revealing any information (except information protected by any of the Releasees’ attorney-client privilege or the work product doctrine) with an attorney or to appropriate governmental agencies or regulators, for the purpose of reporting or investigating a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, (E) providing non-privileged information in response to any other lawful subpoena or legal process, or (F) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order.

(b)      Employee acknowledges that this Agreement is the written “Notice of Termination” described in Section 3(f) of the Employment Agreement, effective as of the Termination Date, and that the termination of Employee’s employment with the Company shall be a “Termination Without Cause” pursuant to Section 3(c) of the Employment Agreement, contingent upon Employee’s timely execution and non-revocation of this Agreement. This Paragraph 8(b), and all statements or negotiations relating hereto, shall be governed by Federal Rule of Evidence 408 and any corresponding state rules of evidence. Without limiting the foregoing, neither this Paragraph 8(b) nor any statements or negotiations relating hereto shall be offered or received in evidence in any proceeding for any purpose other than to enforce the terms of this Paragraph 8(b).

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(c)      Except as provided in Paragraph 8(a) above or as otherwise prohibited by the applicable law, Employee agrees that in the event Employee receives a subpoena, document request, interrogatory, or any other legal process that will or may require Employee to disclose this Agreement, any Protected Information, or any other information related to any of the Releasees, Employee will (a) immediately notify Verso Corporation, 8540 Gander Creek Drive, Miamisburg, OH 45342, Attention: Corporate Secretary, with a copy to Kerry Berchem, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, (212) 872-1002 (fax) (kberchem@akingump.com), of such fact, in writing, including providing a copy of such subpoena, document request, interrogatory, or other legal process, and (b) thereafter cooperate with the Company in any lawful response to such subpoena, document request, interrogatory, or other legal process.

(d)      Except as provided in Paragraph 8(a) above, Employee agrees that, after the Termination Date, Employee will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, (i) make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage any of the Releasees, or place any of the Releasees in a negative light, in any manner whatsoever; (ii) comment upon or discuss any of the Releasees (whether disparagingly or otherwise) in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise, collectively “Media”); (iii) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any Releasee, or which a third party may perceive (x) has been authorized, approved, or endorsed by a Releasee, or (y) reflects the views of any Releasee; (z) share, post, transmit, or upload any material related to any of the Releasees (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; (iv) utilize any of the Releasees’ logos, graphics, trade names, or trademarks on any Media or for any other purpose (other than as may occur automatically under LinkedIn or similar sites); or (v) aid, assist, or direct any other person or entity to do any of the foregoing, in each case except as explicitly approved, in writing, by the Company’s Board of Directors. Company and Employee agree that they will use reasonable efforts to cooperate with respect to language for a press release regarding the termination of Employee’s employment with the Company. The Company’s Board of Directors agrees it will direct the senior executives of the Company not to defame, criticize, malign, impugn, denigrate, or disparage Employee.

(e)     Following the Termination Date, Employee agrees to cooperate with the Company, without any compensation other than that set forth in this Agreement, in connection with (i) Employee putting forth his best efforts to assist in the transition of his responsibilities to his successor and/or other employees of the Company, as directed by the Board of Directors; (ii) providing the Board of Directors with information relating to Employee’s contacts with bankers, investors, and prospective investors that Employee had over the last several months; (iii) promptly, fulsomely, and in good faith responding to the Company’s requests for knowledge or information within Employee’s possession, and (iv) any investigation or review by any federal, state, foreign, or local regulatory or other authority, and in the defense or prosecution of any demand, claim, or action, that is now in existence or may be brought in the future against or on behalf of any of the Releasees relating to events, occurrences, or omissions that may have occurred (or failed to have occurred) while Employee was employed by the Company. Employee’s cooperation in connection with any such investigation, demand, claim, or action shall include, but not be limited to, being available to (x) meet with the Releasees and their counsel in connection with discovery or pre-trial issues, and (y) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) on behalf of the Releasees, all without the requirement of being subpoenaed. The Company shall try to schedule Employee’s cooperation pursuant to this Paragraph 8(e) so as not to unduly interfere with Employee’s other personal or professional pursuits.

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9.       Employee acknowledges and agrees that the provisions of, and Employee’s obligations under, this Agreement and the Surviving Provisions are reasonable in scope and necessary for the protection of the Releasees and their legitimate business interests; that such obligations are not limited in time to the period of Employee’s employment with the Company, but rather shall survive termination of such employment, irrespective of the reason therefor; that Employee’s breach (or threatened breach) of any such provisions or obligations will result in irreparable injury to the Releasees, inadequately compensable in money damages; and that the Company and/or any of the Releasees shall be entitled to seek, in addition to any legal remedies that might be available to it or them, injunctive relief to prevent and/or remedy such a breach or threatened breach (without first having to demonstrate any actual damage, or post any bond or furnish any other security in respect thereof). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (each, an “Injunctive Action”), the Company’s or the Releasees’ right to receive monetary damages shall not be a bar, or be interposed as a defense, to the granting of such relief. The Company’s and/or the Releasees’ right to injunctive relief is in addition to, and not in lieu of, any other rights and remedies available to it or them under law or in equity, including, without limitation, any remedy that the Company may seek in any arbitration brought pursuant to Paragraph 10 of this Agreement. Any Injunctive Action may be brought in any appropriate state or federal court sitting in Cincinnati, Ohio and Employee hereby irrevocably submits to the jurisdiction of such courts in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Paragraph 10 of this Agreement.

10.     (a)      Except as provided in Paragraph 9 herein, the parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement (or any of the Surviving Provisions); arising in connection with Employee’s employment or the termination thereof; or otherwise arising between Employee and any of the Releasees, involving Employee, on the one hand, and/or any of the Releasees, on the other hand, including both claims brought by Employee and claims brought against Employee, shall be submitted for resolution to binding arbitration as provided herein; provided that nothing herein shall require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. The parties further agree to arbitrate solely on an individual basis, that this Agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding, that the arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative or class proceeding, and that claims pertaining to different employees will be heard in separate proceedings. The parties further agree to split the fees and costs of arbitration evenly. Any such arbitration shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with AAAs’ Employment Arbitration Rules as modified herein; and shall be conducted by a single arbitrator who shall be a partner or former partner in a law firm who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. Such arbitration will be conducted in Cincinnati, Ohio and the arbitrator will apply Delaware law, including federal statutory law as applied in Delaware courts. Except as set forth in Paragraph 9 of this Agreement, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement (or any of the Surviving Provisions), including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Paragraph 10 is void or voidable. The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on the parties. The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence or nature of any claim or defense; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim or defense; or any rulings, decisions, or results of any claim or defense (collectively, “Arbitration Materials”) to any third party, with the sole exception of Employee’s legal counsel, who Employee shall ensure complies with these confidentiality terms. The arbitrator otherwise shall not have authority to award attorney’s fees or costs, damages, or other remedy or recovery, except as provided in Paragraph 12 of this Agreement, that would not be available under applicable law in an action pursued in a court of competent jurisdiction in Delaware. The arbitrator also shall not have authority to entertain claims for class or collective relief. IN AGREEING TO ARBITRATE EMPLOYEE’S CLAIMS HEREUNDER, EMPLOYEE HEREBY RECOGNIZES AND AGREES THAT EMPLOYEE IS WAIVING EMPLOYEE’S RIGHT TO A TRIAL IN COURT AND/OR BY A JURY, INCLUDING EMPLOYEE’S WAIVER OF ANY RIGHT OR ABILITY TO PARTICIPATE IN ANY CLASS, COLLECTIVE, OR MULTI-PARTY ACTION AGAINST ANY OF THE RELEASEES.

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(b)     In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Cincinnati, Ohio; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Protected Information (and all documents containing Protected Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement (or any of the Surviving Provisions).

11.     Should Employee materially breach this Agreement, or any of the Surviving Provisions, then: (a) the Company shall have no further obligations to Employee under this Agreement or otherwise (including, but not limited to, any obligation to provide the payments or other consideration set forth in Paragraph 2 of this Agreement); (b) the Company will be entitled to recoup all payments previously provided to Employee under Paragraph 2 of this Agreement, plus the attorneys’ fees and costs it incurs in recouping such amounts, except for the amount of $500; (c) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (d) all of Employee’s promises, covenants, representations, and warranties under this Agreement, and the Surviving Provisions, will remain in full force and effect. Should the Company materially breach this Agreement, or any of the Surviving Provisions, then: (w) Employee shall have no further obligations to the Company under this Agreement; (x) Employee shall have all rights and remedies available to him under this Agreement and any applicable law or equitable theory; (y) Employee will be entitled to recoup Employee’s costs and attorneys’ fees incurred in achieving any final arbitration order finding that the Company materially breached this Agreement; and (z) all of the Company’s promises, covenants, representations, and warranties under this Agreement, and the Surviving Provisions, will remain in full force and effect.

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12.     Employee agrees to indemnify and hold harmless each and all of the Releasees from and against any and all direct and indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by the Releasees, or any of them, arising out of any material breach by Employee of this Agreement, or out of the fact that any representation or warranty made by Employee in this Agreement was false when made. Each of the Releasees is expressly intended to be a third party beneficiary of this Agreement and shall have authority to enforce this Agreement in accordance with its terms. To the extent permitted under the Company’s applicable insurance policies and corporate governance documents, Employee shall be entitled to indemnification for any lawful and authorized acts or omissions committed during the course, and within the scope, of his employment with the Company.

13.     This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement and/or the Surviving Provisions is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

14.     Employee represents and warrants that Employee is not aware of any facts or circumstances that Employees knows or believes to be either (a) a past or current violation of the Company’s or any of its affiliates’ rules and/or policies, or (b) a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of its affiliates. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against Employee or any other person.

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15.     Employee understands that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after Employee signs this Agreement. To the extent the Company has a right to recoupment of any amounts paid to Employee under this Agreement, that right to recoupment shall not apply and the Company will not seek recoupment in the event Employee breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge or challenge under the ADEA. Employee acknowledges that Employee is entitled to consider the terms of this Agreement for twenty-one (21) days before signing it. Employee further understands that this Agreement shall be null and void if Employee fails to execute the Agreement prior to expiration of the twenty-one (21) day period. To execute this Agreement, Employee must sign and date the Agreement below, and return a complete copy thereof to Verso Corporation, 8540 Gander Creek Drive, Miamisburg, OH 45342, Attention: Corporate Secretary, with a copy to Kerry Berchem, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, (212) 872-1002 (fax) (kberchem@akingump.com). Should Employee execute this Agreement within the twenty-one (21) day period, Employee understands that Employee may revoke this Agreement within seven (7) days of the day Employee signs it (the “Revocation Period”). Employee may revoke Employee’s acceptance by notifying Verso Corporation, 8540 Gander Creek Drive, Miamisburg, OH 45342, Attention: Corporate Secretary, with a copy to Kerry Berchem, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, (212) 872-1002 (fax) (kberchem@akingump.com) in writing, within seven (7) calendar days after Employee executes this Agreement, by hand delivery, email, or overnight courier, at the address noted above. If Employee revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the Company’s obligations under Paragraph 2 above) automatically shall be null and void. If Employee does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it. The date upon which this Agreement becomes binding and enforceable is the “Effective Date.”

16.     This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement, and facsimile, PDF, and other true and accurate copies of this Agreement will have the same force and effect as originals hereof; (ii) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party, notwithstanding which party may have drafted it; (iii) shall be deemed to have been made in the State of Delaware, and shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law principles; (iv) constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Employee on the one hand and the Company on the other hand regarding the same subject matter, and Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement; and (v) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties.

17.     It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Company does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code and neither the Company, nor its executives, directors, officers, employees or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

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19.    EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

AGREED TO:

VERSO CORPORATION

By:	/s/ Alan J. Carr	04/11/2019
	Name: Alan J. Carr	Date
Title: Co-Chairman of the Board

EMPLOYEE

	/s/ B. Christopher DiSantis	04/11/2019
	B. Christopher DiSantis	Date

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EXHIBIT A

Grant Date (Total Grant)	Time-Based Stock Units Granted	Time-Based Stock Units Accelerated on Termination without Cause	Performance Based Stock Units Granted	Performance Based Stock Units Accelerated on Termination without Cause[1]	Total Stock Units Accelerated on Termination without Cause
February 7, 2017 (251,889)	125,944	62,972	125,945[2]	125,945	188,917

February 22, 2018 (118,554)	59,277	29,639[3]	59,277	59,277	88,916

March 28, 2019 (95,012)	47,506	15,835[4]	47,506	47,506	63,341
					341,174

[1]	Amount vesting at 100% (target) level of performance.

[2]	Amended February 22, 2018.

[3]	29,638.5 Stock Units rounded up to 29,639 Stock Units.

[4]	15,835.33 Stock Units rounded down to 15,835 Stock Units.

Exhibit A to Separation Agreement and General Release